NEWS RELEASE

PAR PACIFIC HOLDINGS REPORTS THIRD QUARTER 2016 RESULTS

HOUSTON, November 2, 2016 - Par Pacific Holdings, Inc. (NYSE MKT: PARR) (“Par Pacific” or the “Company”) today reported its financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Financial Highlights

•	Net Loss of $27.8 million, or $(0.67) per share

•	Adjusted Net Loss of $19.0 million, or $(0.46) per share

•	Adjusted EBITDA was a loss of $1.7 million

Commenting on the results, William Pate, Par Pacific’s President and Chief Executive Officer, stated, “Despite a challenging third quarter with significant planned maintenance projects, we made progress on several fronts. We are pleased to have completed the acquisition and related financing of our Wyoming refinery and logistics assets in the third quarter. In Hawaii, we successfully restarted our refinery after a major turnaround and a significant maintenance project on our subsea pipeline, and began rebranding a number of our Hawaii retail locations to our new local brand, Hele.”

Par Pacific reported a net loss of $27.8 million, or $(0.67) per diluted share, for the third quarter ended
September 30, 2016, compared to net income of $14.7 million, or $0.39 per diluted share, for the same quarter in 2015. The Company’s reported results in the third quarter 2016 were impacted by several items, including higher depreciation, depletion and amortization of $9.6 million, and a $7.3 million adjustment in the valuation of inventory. Third quarter 2016 Adjusted EBITDA was a loss of $1.7 million compared to Adjusted EBITDA of $34.3 million in the third quarter of 2015. A reconciliation of reported non-GAAP financial measures to their most directly comparable GAAP financial measures can be found in the tables accompanying this news release.

Refining

The Refining segment had an operating loss of $18.2 million for the third quarter of 2016 compared to operating income of $35.0 million for the third quarter of 2015. Adjusted Gross Margin for the Refining segment was $32.2 million in the third quarter of 2016 compared to $56.3 million in the third quarter of 2015.

Refining Adjusted EBITDA was a loss of $3.7 million in the third quarter of 2016, compared to Refining Adjusted EBITDA of $29.0 million in the third quarter of 2015, primarily related to lower utilization and higher repair and maintenance costs associated with the turnaround at our Hawaii refinery and lower crack spreads, partially offset by the contribution from the Wyoming refinery acquisition on July 14, 2016.

Hawaii Refinery

During the third quarter of 2016, the combined Mid Pacific crack spread for products and crude differentials was $6.87/bbl in the third quarter of 2016 compared to $8.49/bbl in the third quarter of 2015. The lower year- over-year combined index was primarily driven by adverse distillate crack trends. Third quarter 2016 Hawaii refinery throughput was 54 thousand barrels per day (Mbpd), or 58% utilization. This compares to 74 Mbpd throughput for the same period last year. Production costs were $5.42 per throughput barrel in the third quarter of 2016, compared to $4.18 per throughput barrel in the same period in 2015. The higher unit of production costs and lower refining throughput were directly related to the planned downtime associated with our Hawaii refinery turnaround.

Wyoming Refinery

Par Pacific closed the acquisition of the Wyoming Refining Company on July 14, 2016, so the Wyoming refinery results only reflect a partial quarter. The Wyoming 3-2-1 Index for the third quarter of 2016 averaged $19.12/bbl. The Wyoming refinery's throughput was 16 Mbpd in the third quarter. Production costs were $5.52 per throughput barrel in the third quarter of 2016.

Retail

The Retail segment reported operating income of $6.9 million in the third quarter of 2016 compared to $9.8 million in the third quarter of 2015 and $3.4 million in the second quarter of 2016. Adjusted Gross Margin for the Retail segment was $19.2 million in the third quarter of 2016 compared to $20.8 million in the same quarter of 2015. Retail Adjusted EBITDA was $8.8 million in the third quarter 2016, compared to $11.3 million in the third quarter of 2015 and $4.9 million in the second quarter of 2016. Retail sales volumes were 23.6 million gallons in the third quarter of 2016 compared to 23.2 million gallons in the same quarter last year.

Logistics

The Logistics segment, which consists primarily of intercompany transactions, generated operating income of $2.8 million in the third quarter of 2016 compared to $6.3 million for the third quarter of 2015. The Wyoming refinery acquisition contributed approximately $0.7 million of operating income to the logistics segment. Adjusted Gross Margin for the Logistics segment was $8.8 million in the third quarter of 2016 compared to $8.5 million in the same period last year. Logistics Adjusted EBITDA was $4.1 million in the third quarter of 2016, compared to $7.2 million in the third quarter of 2015. The decrease was primarily due to repair and maintenance costs for our Hawaii subsea pipeline and decreased throughput in Hawaii related to the refinery turnaround, partially offset by the contribution from logistics assets acquired in the Wyoming refinery acquisition on July 14, 2016.

Laramie Energy

Equity earnings from Laramie Energy, LLC ("Laramie") in the third quarter of 2016 were approximately $3.7 million, compared to equity losses of $1.4 million in the third quarter of 2015. Third quarter 2016 earnings attributable to Par Pacific's 42.3% ownership interest in Laramie included approximately $5.4 million in unrealized gains on derivative instruments and approximately $5.7 million in depreciation, depletion and amortization expense.

Laramie averaged 128 million cubic feet equivalent per day (MMcfed) of production during the third quarter and exited the quarter with daily production in excess of 130 MMcfed. During the third quarter of 2016 Laramie completed 17 wells of the 58 drilled but uncompleted well (DUC's) inventory. During the fourth quarter of 2016 Laramie is continuing its completion program while also commencing a one rig drilling program. This development activity will further Laramie's strategy of converting its significant undeveloped reserve base into production and cash flow growth.

Liquidity

Capital expenditures, excluding acquisitions, totaled approximately $7.6 million in the third quarter of 2016, primarily related to information technology system upgrades.

Net cash used in operations totaled $41.2 million, for the nine months ended September 30, 2016, compared to net cash provided by operations of $144.3 million for the same nine months in 2015. Net cash used in operations for the nine months ended September 30, 2016 included deferred turnaround expenditures of $35.0 million related to the Hawaii refinery turnaround. At September 30, 2016, Par Pacific's cash balance totaled $56.3 million, long-term debt totaled $380.8 million (including current maturities), and total liquidity was $76.1 million.

Conference Call Information

A conference call is scheduled for Thursday, November 3, 2016 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To access the call, please dial 1-877-404-9648 inside the U.S. or 1-412-902-0030 outside the U.S. and ask for the Par Pacific call.

The webcast may be accessed online through the company's website at http://www.parpacific.com on the Investor Relations page. Please log on at least 10 minutes early to register. A telephone replay will be available until November 17, 2016 and may be accessed by calling 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and using the conference ID 13648088#.

About Par Pacific

Par Pacific Holdings, Inc., based in Houston, Texas, owns, manages and maintains interests in energy and infrastructure businesses. Par Pacific’s strategy is to identify, acquire and operate energy and infrastructure companies with attractive competitive positions. Par Pacific owns and operates one of the largest energy infrastructure networks in Hawaii with a 94,000-bpd refinery, a logistics network supplying the major islands of the state and a 91 location retail distribution network. In Wyoming, Par Pacific owns a refinery and associated logistics network in a niche market. Par Pacific also owns 42.3% of Laramie Energy, LLC which has natural gas operations and assets concentrated in the Piceance Basin in Western Colorado. In addition, Par Pacific transports, markets and distributes crude oil from the Western United States and Canada to refining hubs in the Midwest, Gulf Coast and East Coast. More information is available at www.parpacific.com.

Forward-Looking Statements

This news release (and oral statements regarding the subject matter of this news release, including those made on the conference call and webcast announced herein) includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, without limitation, statements about expected market conditions; expected refinery throughput; the anticipated timing, expense, scope and duration of remaining work associated with the consent decree; anticipated capital expenditures, including major maintenance costs; anticipated retail sales volumes and on-island sales; estimated cash flows, cost savings, and margin growth related to Laramie Energy, LLC's; the amount of our discounted net cash flows and the impact of our NOL carryforwards on them; the uncertainty inherent in estimating natural gas and oil reserves; our ability to identify, acquire and operate energy and infrastructure companies with attractive competitive positions; the anticipated savings and other benefits of the acquisition of the Wyoming Refining Company; the anticipated financial and operating results of the Wyoming Refining Company and the effect on the Company’s cash flows, profitability, and earnings per share; and other risks and uncertainties detailed in Par Pacific's Annual Report on Form 10-K for the year ended December 31, 2015 and any other documents that Par Pacific has filed with the Securities and Exchange Commission (SEC). Additionally, forward looking statements are subject to certain risks, trends, and uncertainties, such as changes to financial condition and liquidity; the volatility of crude oil and refined product prices; operating disruptions at our refineries resulting from unplanned maintenance events; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise. The Company further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

Contact:
Christine Laborde
Director, Investor Relations & Public Affairs
(832) 916-3396
claborde@parpacific.com

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$510,305	$495,503	$1,301,909	$1,622,873
Operating expenses
Cost of revenues (excluding depreciation)	459,296	405,153	1,166,347	1,387,690
Operating expense (excluding depreciation)	51,230	38,047	125,191	102,798
Lease operating expense	10	1,575	134	4,614
Depreciation, depletion and amortization	9,643	4,596	19,839	12,852
Impairment expense	—	9,639	—	9,639
General and administrative expense	9,863	9,939	31,654	31,878
Acquisition and integration expense	2,047	280	3,563	1,811
Total operating expenses	532,089	469,229	1,346,728	1,551,282
Operating income (loss)	(21,784)	26,274	(44,819)	71,591
Other income (expense)
Interest expense and financing costs, net	(11,232)	(4,387)	(21,951)	(15,769)
Loss on termination of financing agreements	—	—	—	(19,229)
Other income (expense), net	(56)	(45)	60	(199)
Change in value of common stock warrants	657	(1,023)	3,477	(2,732)
Change in value of contingent consideration	1,025	(4,255)	10,753	(18,679)
Equity earnings (losses) from Laramie Energy, LLC	3,659	(1,355)	(15,159)	(6,131)
Total other income (expense), net	(5,947)	(11,065)	(22,820)	(62,739)
Income (loss) before income taxes	(27,731)	15,209	(67,639)	8,852
Income tax benefit (expense)	(30)	(469)	8,117	18,073
Net income (loss)	$(27,761)	$14,740	$(59,522)	$26,925

Weighted average shares outstanding
Basic	41,580	37,390	41,309	37,304
Diluted	41,580	37,400	41,309	37,331

Income (loss) per share
Basic	$(0.67)	$0.39	$(1.44)	$0.72
Diluted	$(0.67)	$0.39	$(1.44)	$0.72

Balance Sheet Data

	September 30, 2016	December 31, 2015
Balance Sheet Data
Cash and cash equivalents	$56,254	$167,788
Working capital (deficit) (1)	(28,362)	9,924
Debt, including current portion	380,786	165,212
Total stockholders' equity	352,093	340,611
________________________________________

(1)	Working capital is calculated as (i) total current assets, excluding cash and cash equivalents less (ii) total current liabilities, excluding current portion of long-term debt.

Operating Statistics
The following table summarizes certain operational data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Total Refining Segment
Crude Oil Throughput (Mbpd) (1)	70.5	73.5	84.8	76.3
Refined product sales volume (Mbpd) (1)	87.5	74.2	90.8	76.9

Hawaii Refinery
Total Crude Oil Throughput (Mbpd)	54.3	73.5	68.6	76.3
Source of Crude Oil:
North America	18.6%	31.9%	38.1%	46.7%
Latin America	—%	5.3%	2.9%	9.8%
Africa	14.8%	2.2%	13.2%	10.3%
Asia	32.4%	60.6%	32.5%	30.4%
Middle East	34.2%	—%	13.3%	2.8%
Total	100.0%	100.0%	100.0%	100.0%

Yield (% of total throughput)
Gasoline and gasoline blendstocks	25.2%	25.3%	26.4%	25.9%
Distillate	45.8%	45.4%	44.6%	44.3%
Fuel oils	17.4%	21.1%	19.2%	22.1%
Other products	7.3%	4.4%	6.1%	4.6%
Total yield	95.7%	96.2%	96.3%	96.9%

Refined product sales volume (Mbpd)
On-island sales volume	62.1	58.9	61.3	62.4
Exports sale volume	8.6	15.3	12.7	14.5
Total refined product sales volume	70.7	74.2	74.0	76.9

4-1-2-1 Singapore Crack Spread (2) ($ per barrel)	$3.08	$6.05	$2.97	$7.38
4-1-2-1 Mid Pacific Crack Spread (2) ($ per barrel)	4.45	7.93	4.29	8.93
Mid Pacific Crude Oil Differential (3) ($ per barrel)	(2.42)	(0.56)	(2.19)	(1.43)
Operating income (loss) per bbl ($/throughput bbl)	(2.71)	3.90	(0.84)	3.04
Adjusted Gross Margin per bbl ($/throughput bbl) (4)	3.32	8.33	3.49	7.10
Production costs per bbl ($/throughput bbl) (5)	5.42	4.18	3.96	3.80
DD&A per bbl ($/throughput bbl)	0.61	0.25	0.37	0.26

Wyoming Refinery
Total Crude Oil Throughput (Mbpd) (1)	16.2	—	16.2	—

Yield (% of total throughput)
Gasoline and gasoline blendstocks	55.8%	—%	55.8%	—%
Distillate	39.4%	—%	39.4%	—%
Fuel oils	1.7%	—%	1.7%	—%
Other products	1.0%	—%	1.0%	—%
Total yield	97.9%	—%	97.9%	—%

Refined product sales volume (Mbpd) (1)	16.8	—	16.8	—

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Wyoming Refinery (continued)
Wyoming 3-2-1 Index (6)	$19.12	$—	$16.91	$—
Operating income (loss) per bbl ($/throughput bbl)	$4.55	$—	$4.55	$—
Adjusted Gross Margin per bbl ($/throughput bbl) (4)	12.20	—	12.20	—
Production costs per bbl ($/throughput bbl) (5)	5.52	—	5.52	—
DD&A per bbl ($/throughput bbl)	2.13	—	2.13	—

Retail Segment
Retail sales volumes (thousands of gallons)	23,567	23,247	68,851	58,034

Logistics Segment
Pipeline throughput (Mbpd) (7)
Crude oil pipelines	74.1	73.4	87.7	77.2
Refined product pipelines	87.0	65.9	86.5	69.1
Total pipeline throughput	161.1	139.3	174.2	146.3
________________________________________

(1)
Crude oil throughput and sales volumes per day are calculated based on the 78 day period for which we owned Wyoming Refining Company ("WRC") in 2016.  As such, the amounts for the total refining segment represent the sum of the Hawaii refinery's throughput or sales volumes averaged over the respective period plus the Wyoming refinery's throughput or sales volumes averaged over for the period from July 14, 2016 to September 30, 2016.

(2)
The profitability of our Hawaii business is heavily influenced by crack spreads in both the Singapore and U.S. West Coast markets. These markets reflect the closest, liquid market alternatives to source refined products for Hawaii. We believe the Singapore and Mid Pacific crack spreads (or four barrels of Brent crude converted into one barrel of gasoline, two barrels of distillate (diesel and jet fuel) and one barrel of fuel oil) best reflect a market indicator for our operations. The Mid Pacific crack spread is calculated using a ratio of 80% Singapore and 20% San Francisco indexes.

(3)
Weighted-average differentials, excluding shipping costs, of a blend of crudes with an API of 31.98 and sulfur weight percentage of 0.65% that is indicative of our typical crude oil mix quality compared to Brent crude.

(4)	Please see discussion of Adjusted Gross Margin below. We calculate Adjusted Gross Margin per barrel by dividing Adjusted Gross Margin by total refining throughput.

(5)
Management uses production costs per barrel to evaluate performance and compare efficiency to other companies in the industry. There are a variety of ways to calculate production costs per barrel; different companies within the industry calculate it in different ways. We calculate production costs per barrel by dividing all direct production costs, which include the costs to run the refinery including personnel costs, repair and maintenance costs, insurance, utilities and other miscellaneous costs, by total refining throughput. Our production costs are included in Operating expense (excluding depreciation) on our condensed consolidated statement of operations, which also includes costs related to our bulk marketing operations.

(6)
The profitability of our Wyoming refinery is heavily influenced by crack spreads in nearby markets. We believe the Wyoming 3-2-1 Index is the best market indicator for our operations in Wyoming. The Wyoming 3-2-1 Index is computed by taking two parts gasoline and one part distillate (ULSD) as created from three barrels of West Texas Intermediate Crude. Pricing is based 50% on applicable product pricing in Rapid City, South Dakota, and 50% on applicable product pricing in Denver, Colorado.

(7)
Pipeline throughput per day is calculated based on the 78 day period for which we owned WRC in 2016.  As such, the amounts for the total logistics segment represent the sum of the pipeline throughput in Hawaii averaged over the respective period plus WRC's pipeline throughput averaged over for the period from July 14, 2016 to September 30, 2016.

Non-GAAP Performance Measures
Management uses certain financial measures to evaluate our operating performance that are considered non-GAAP financial measures. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies.

Adjusted Gross Margin
Adjusted Gross Margin is defined as (i) operating income (loss) plus operating expense (excluding depreciation), depreciation, depletion and amortization, impairment expense, inventory valuation adjustments (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase obligation, and purchase price allocation adjustments) and unrealized gains (losses) on derivatives or (ii) revenues less cost of revenues (excluding depreciation) less inventory valuation adjustments and unrealized gains (losses) on derivatives. We define cost of revenues (excluding depreciation) as the hydrocarbon-related costs of inventory sold, transportation costs of delivering product to customers, crude oil consumed in the refining process, costs to satisfy our RINS obligations and certain hydrocarbon fees and taxes. Cost of revenues (excluding depreciation) also includes the unrealized gains (losses) on derivatives and inventory valuation adjustments that we exclude from Adjusted Gross Margin.
Management believes Adjusted Gross Margin is an important measure of operating performance and uses Adjusted Gross Margin per barrel to evaluate operating performance and compare profitability to other companies in the industry and to industry benchmarks. Management believes Adjusted Gross Margin provides useful information to investors because it eliminates the gross impact of volatile commodity prices and adjusts for certain non-cash items and timing differences created by our inventory financing agreement and lower of cost or net realizable value adjustments to demonstrate the earnings potential of the business before other fixed and variable costs, which are reported separately in Operating expense (excluding depreciation) and Depreciation, depletion and amortization.
Adjusted Gross Margin should not be considered an alternative to operating income (loss), net cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted Gross Margin presented by other companies may not be comparable to our presentation since each company may define this term differently as they may include other manufacturing costs and depreciation expense in cost of revenues.
The following tables present a reconciliation of Adjusted Gross Margin to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

Three months ended September 30, 2016	Refining	Logistics	Retail	Texadian
Operating income (loss)	$(18,167)	$2,812	$6,853	$(86)
Operating expense (excluding depreciation)	35,910	4,686	10,461	—
Depreciation, depletion and amortization	5,755	1,275	1,898	162
Inventory valuation adjustment	7,780	—	—	(456)
Unrealized loss (gain) on derivatives	895	—	—	221
Adjusted Gross Margin	$32,173	$8,773	$19,212	$(159)

Three months ended September 30, 2015	Refining	Logistics	Retail	Texadian
Operating income (loss)	$35,003	$6,327	$9,808	$(12,762)
Operating expense (excluding depreciation)	27,264	1,304	9,479	—
Depreciation, depletion and amortization	1,717	848	1,492	231
Impairment expense	—	—	—	9,639
Inventory valuation adjustment	(13,390)	—	—	2,628
Unrealized loss (gain) on derivatives	5,696	—	—	(1,336)
Adjusted Gross Margin	$56,290	$8,479	$20,779	$(1,600)

Nine months ended September 30, 2016	Refining	Logistics	Retail	Texadian
Operating income (loss)	$(35,268)	$12,957	$17,132	$(2,052)
Operating expense (excluding depreciation)	85,053	8,906	31,059	—
Depreciation, depletion and amortization	9,649	3,116	4,930	504
Inventory valuation adjustment	28,540	—	—	(3,955)
Unrealized loss (gain) on derivatives	(7,039)	—	—	741
Adjusted Gross Margin	$80,935	$24,979	$53,121	$(4,762)

Nine months ended September 30, 2015	Refining	Logistics	Retail	Texadian
Operating income (loss)	$78,211	$19,866	$21,872	$(11,475)
Operating expense (excluding depreciation)	73,597	4,040	25,161	—
Depreciation, depletion and amortization	5,456	2,267	3,675	689
Impairment expense	—	—	—	9,639
Inventory valuation adjustment	(13,390)	—	—	493
Unrealized loss (gain) on derivatives	4,002	—	—	784
Adjusted Gross Margin	$147,876	$26,173	$50,708	$130

Adjusted Net Income (Loss) and Adjusted EBITDA
Adjusted Net Income (Loss) is defined as net income (loss) excluding changes in the value of contingent consideration and common stock warrants, impairment expense, acquisition and integration expense, unrealized (gains) losses on derivatives, inventory valuation adjustment, loss on termination of financing agreements and release of tax valuation allowance. Adjusted EBITDA is Adjusted Net Income (Loss) excluding interest, taxes, DD&A and equity earnings (losses) from Laramie Energy. We believe Adjusted Net Income (Loss) and Adjusted EBITDA are useful supplemental financial measures that allow investors to assess:

•	The financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of our assets to generate cash to pay interest on our indebtedness; and

•	Our operating performance and return on invested capital as compared to other companies without regard to financing methods and capital structure.
Adjusted Net Income (Loss) and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income (loss), net income (loss), cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted Net Income (Loss) and Adjusted EBITDA presented by other companies may not be comparable to our presentation as other companies may define these terms differently.

The following table presents a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss), on a historical basis for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$(27,761)	$14,740	$(59,522)	$26,925
Inventory valuation adjustment	7,324	(10,762)	24,585	(12,897)
Unrealized loss (gain) on derivatives	1,117	4,360	(6,297)	4,786
Acquisition and integration expense	2,047	280	3,563	1,811
Loss on termination of financing agreements	—	—	—	19,229
Increase in (release of) tax valuation allowance (1)	—	295	(8,573)	(18,290)
Change in value of common stock warrants	(657)	1,023	(3,477)	2,732
Change in value of contingent consideration	(1,025)	4,255	(10,753)	18,679
Impairment expense	—	9,639	—	9,639
Adjusted Net Income (Loss)	(18,955)	23,830	(60,474)	52,614
Depreciation, depletion and amortization	9,643	4,596	19,839	12,852
Interest expense and financing costs, net	11,232	4,387	21,951	15,769
Equity losses (earnings) from Laramie Energy, LLC	(3,659)	1,355	15,159	6,131
Income tax expense	30	174	456	217
Adjusted EBITDA	$(1,709)	$34,342	$(3,069)	$87,583
____________________________________________________

(1)	Included in Income tax benefit (expense) on our Consolidated Statements of Operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted Net Income (Loss) per share
Basic	$(0.46)	$0.64	$(1.46)	$1.41
Diluted	$(0.46)	$0.64	$(1.46)	$1.41

Adjusted EBITDA by Segment
Adjusted EBITDA by segment is defined as operating income (loss) by segment excluding unrealized (gains) losses on derivatives, inventory valuation adjustment, and depreciation, depletion and amortization expense. We believe Adjusted EBITDA by segment is a useful supplemental financial measure to evaluate the economic performance of our segments without regard to financing methods, capital structure or historical cost basis.
The following table presents a reconciliation of Adjusted EBITDA by segment to the most directly comparable GAAP financial measure, operating income by segment, on a historical basis for the three and nine months ended September 30, 2016 and 2015 (in thousands):

	Three Months Ended September 30, 2016
	Refining	Logistics	Retail
Operating income (loss)	$(18,167)	$2,812	$6,853
Depreciation, depletion and amortization	5,755	1,275	1,898
Inventory valuation adjustment	7,780	—	—
Unrealized loss (gain) on derivatives	895	—	—
Adjusted EBITDA by segment	$(3,737)	$4,087	$8,751

	Three Months Ended September 30, 2015
	Refining	Logistics	Retail
Operating income by segment	$35,003	$6,327	$9,808
Depreciation, depletion and amortization	1,717	848	1,492
Inventory valuation adjustment	(13,390)	—	—
Unrealized gain on derivatives	5,696	—	—
Adjusted EBITDA by segment	$29,026	$7,175	$11,300

	Nine Months Ended September 30, 2016
	Refining	Logistics	Retail
Operating income (loss) by segment	$(35,268)	$12,957	$17,132
Depreciation, depletion and amortization	9,649	3,116	4,930
Inventory valuation adjustment	28,540	—	—
Unrealized loss (gain) on derivatives	(7,039)	—	—
Adjusted EBITDA by segment	$(4,118)	$16,073	$22,062

	Nine Months Ended September 30, 2015
	Refining	Logistics	Retail
Operating income by segment	$78,211	$19,866	$21,872
Depreciation, depletion and amortization	5,456	2,267	3,675
Inventory valuation adjustment	(13,390)	—	—
Unrealized gain on derivatives	4,002	—	—
Adjusted EBITDA by segment	$74,279	$22,133	$25,547